Hudson's Grill International, Inc.	For Immediate Release
16970 Dallas Parkway	Contact: Robert Fischer
Suite 402	Telephone: 214-361-7301
Dallas, Texas 75248-1928	e-mail: getinfo@hudsonsgrill.com

Hudson's Grill Announces the Opening of a New

Restaurant by Creekside Trail, Inc., and a new Franchise Agreement

with Mr. and Mrs. Jim Stabile

Monday, March 14, 2005

Dallas, TX - Hudson's Grill International, Inc., based in Dallas, Texas, announced today that Creekside Trail, Inc., opened Hudson's Classic Grill De Pere on February 7, 2005, for dinner service and very shortly thereafter, also began serving lunch. Peter Palm, the principal involved in the De Pere, Wisconsin, restaurant has reported strong initial sales. As a result of this opening, the Company will recognize as income the $35,000 franchise fee paid by Creekside in 2004.

Hudson's also announced that it had signed a franchise agreement with Jim and Lisa Stabile of Marquette, Michigan, to open a new Hudson's Grill in Appleton, Wisconsin. Mr. Stabile has been a consultant with the Company for several years and has co-owned and managed the Hudson's Grill in Marquette, Michigan, from 1999 to 2004. This will be his first majority owned Hudson's. He anticipates opening for business sometime in the second or third quarter of 2005. Mr. Stabile paid only a $25,000 franchise fee, but he will not require any company-provided training since he is already familiar with opening and running Hudson's Grills. His Hudson's Grill will be a free standing building located at 1900 North Casaloma Drive, Appleton, Wisconsin.

Hudson's also anticipates that it Dubuque, Iowa, franchise will be open for business in early April 2005.

Hudson's Grill International is a public company; the company's class A common shares are currently being quoted and traded over the counter on the bulletin board under the NASD symbol HGIIA.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.

"This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or comparable terms. These statement are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company's filings with the SEC."